EXHIBIT (H)(2)
                       FUND ACCOUNTING SERVICES AGREEMENT
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                       FUND ACCOUNTING SERVICING AGREEMENT

This contract between Merriman Investment Trust, a Massachusetts business trust, hereinafter called the "Trust," and First Wisconsin Trust Company, a Wisconsin corporation, hereinafter called "FWTC," is entered into on this 29th day of May, 1992.

                                   WITNESSETH:

     WHEREAS, Merriman Investment Trust, is a financial services company providing investment opportunities through mutual funds to various investors;

     WHEREAS, First Wisconsin Trust Company ("FWTC") is in the business of providing, among other things, mutual fund accounting services to investment companies;

     NOW, THEREFORE, the Trust and FWTC do mutually promise and agree as follows:

     1. SERVICES. FWTC agrees to provide the following mutual fund accounting services to the Trust:

          A. Portfolio Accounting Services:

               (1) Maintain portfolio records on a trade date basis using security trade information communicated from the investment manager on a timely basis.

               (2) For each valuation date, obtain prices from a pricing source approved by the Board of Trustees and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, the method for determining the fair value for such securities.

               (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

               (4) Determine gain/loss on security sales and identify them as to short-short, short- or long-term status; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

          B. Expense Accrual and Payment Services:

               (1) For each valuation date, calculate the expense accrual amounts as directed by the Trust as to methodology, rate or dollar amount.

               (2) Record payments for Fund expenses upon receipt of written authorization from the Trust.

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               (3) Account for fund  expenditures  and maintain  expense accrual balances at the level of accounting detail, as agreed upon by FWTC and the Trust for each of its portfolios.

               (4) Provide expense accrual and payment reporting.

          C. Fund Valuation and Financial Reporting Services:

               (1)  Account  for  fund  share   purchases,   sales,   exchanges,
          transfers, dividend reinvestments, and other fund share activity as reported by the transfer agent on a timely basis.

               (2) Apply equalization accounting as directed by the Trust for each of its portfolios.

               (3) Determine net investment income (earnings) for the Trust as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

               (4) Maintain a general ledger for each of the Trust's portfolios in the form as agreed upon.

               (5) For each day the Trust is open as defined in the prospectuses for each of the portfolios, determine the net asset value of each of the Trust's portfolios according to the accounting policies and procedures set forth in the prospectuses for each of the portfolios.

               (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of fund operation at such time as required by the nature and characteristics of each of the Trust's portfolios.

               (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

               (8) Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.

          D. Tax Accounting Services:

               (1) Maintain tax accounting records for the investment portfolios of the Trust to support the tax reporting required for IRS-defined regulated investment companies.

               (2) Maintain tax lot detail for the investment portfolio.

               (3) Calculate taxable gain/loss on security sales using the tax cost basis defined for each of the Trust's portfolios.

               (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

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          E. Compliance Control Services:

               (1) Support reporting to regulatory bodies and support financial statement preparation by making the fund accounting records available to Merriman Investment Trust, the Securities and Exchange Commission, and the outside auditors.

               (2) Maintain accounting records according to the Investment Company Act of 1940 and regulations provided thereunder.

     2. CHANGES IN ACCOUNTING PROCEDURES. Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this agreement shall be effective upon written receipt and acceptance by the FWTC.

     3. CHANGES IN EQUIPMENT, SYSTEMS, SERVICE, ETC. FWTC reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Trust under this Agreement.

     4. COMPENSATION. FWTC shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time.

     5. PERFORMANCE OF SERVICE. FWTC shall exercise reasonable care in the performance of its duties under the Agreement. The Merriman Investment Trust agrees to reimburse and make FWTC whole for any loss or damages (including reasonable fees and expenses of legal counsel) arising out of or in connection with its actions under this Agreement so long as FWTC acts in good faith and is not negligent or guilty of any willful misconduct.

     FWTC shall not be liable or responsible for delays or errors occurring by reason of circumstances beyond its control, including acts of civil or military authority, natural or state emergencies, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation, communication or power supply.

     In the event of a mechanical breakdown beyond its control, FWTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FWTC's control. FWTC will make every reasonable effort to restore any lost or damaged data and the correcting of any errors resulting from such a breakdown will be at the expense of FWTC. FWTC agrees that it shall at all times have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect FWTC's premises and operating capabilities at any time during regular business hours of FWTC, upon reasonable notice to FWTC.

     This indemnification includes any act, omission to act, or delay by FWTC in reliance upon, or in accordance with, any written or oral instruction it receives from any duly authorized officer of the Trust.

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     Regardless  of the above,  FWTC reserves the right to reprocess and correct administrative errors at its own expense.

     6. NO AGENCY RELATIONSHIP. Nothing herein contained shall be deemed to authorize or empower FWTC or the Trust to act as agent for any other party to any other party to this Agreement.

     7. OWNERSHIP OF RECORDS. All records prepared or maintained by FWTC on behalf of the Trust remain the property of the Trust and will be surrendered promptly on the written request of an authorized officer of the Trust.

     8. CONFIDENTIALITY. FWTC shall handle in confidence all information relating to the Trust's business, which is received by FWTC during the course of rendering any service hereunder.

     9. DATA NECESSARY TO PERFORM SERVICES. The Trust or its agent, which may be FWTC, shall furnish to FWTC the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

     10. NOTIFICATION OF ERROR. The Trust will notify FWTC of any balancing or control error caused by FWTC within three (3) business days after receipt of any reports rendered by FWTC to the Trust, or within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice form any shareholder.

     11. ADDITIONAL SERIES. In the event that the Merriman Investment Trust establishes one or more series of shares with respect to which it desires to have FWTC render accounting services, under the terms hereof, it shall so notify FWTC in writing, and if FWTC agrees in writing to provide such services, such series will be subject to the terms and conditions of this Agreement, and shall be maintained and accounted for by FWTC on a discrete basis. The portfolios currently covered by this Agreement are listed in Exhibit B attached hereto.

     12. TERM OF AGREEMENT. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

     13. DUTIES IN THE EVENT OF TERMINATION. In the event that in connection with termination a Successor to any of FWTC's duties or responsibilities hereunder is designated by Merriman Investment Trust by written notice to FWTC, FWTC will promptly, upon such termination and at the expense of Merriman Investment Trust, transfer to such Successor all relevant books, records, correspondence and other data established or maintained by FWTC under this Agreement in a form reasonably acceptable to Merriman Investment Trust (if such form differs from the form in which FWTC has maintained the same, Merriman Investment Trust shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FWTC's personnel in the establishment of books, records and other date by such successor.

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     14.CHOICE OF Law. This  memorandum of  understanding  shall be construed in accordance with the laws of the State of Wisconsin.

     IN WITNESS WHEREOF, the due execution hereof on the date f irst above written.

ATTEST:                                    First Wisconsin Trust Company

Andrea Lydolph                             By James Tyler
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                                           Merriman Investment Trust

ATTEST:

Paula A. Bishop                            By  William L. Notaro
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                                    EXHIBIT A

                          FIRST WISCONSIN TRUST COMPANY

                              MUTUAL FUND SERVICES

                          FUND VALUATION AND ACCOUNTING

                               ANNUAL FEE SCHEDULE

MERRIMAN TIMED CAPITAL APPRECIATION FUND &

MERRIMAN TIMED ASSET ALLOCATION FUND

     -    Annual fee per fund based on market value of assets:

          $25,000 for the first $40,000,000
          1/100 of 1% (one basis point) on the balance

     -    Daily Pricing

          $125 per month per fund.

MERRIMAN GOVERNMENT
MERRIMAN BLUE CHIP

MERRIMAN LEVEKAGED GROWTH

     -    Annual fee per fund based on market value of assets:

          $20,000 for first $40,000,000

          2/100 of 1% (two basis  points) on next  $200,000,00  1/100 of 1% (one basis point) on the balance

          $3.50 per month per asset in excess of 50 assets

     -    Daily Pricing

          $0.15 per day per stock
          $0.50 per day per bond

     -    Fees are billed monthly

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                                    EXHIBIT B

The following portfolios are covered by the custodian, transfer agent, and fund accounting servicing agreements between Merriman Investment Trust and First Wisconsin Trust Company:

                1.    Merriman Government Fund
                2.    Merriman Blue Chip Fund
                3.    Merriman Capital Appreciation Fund
                4.    Merriman Asset Allocation Fund
                5.    Merriman Leveraged Growth Fund

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